Exhibit 5.1

OPINION AND CONSENT OF DORSEY & WHITNEY LLP

June 24, 2014

Profire Energy, Inc.
321 South 1250 West, Suite 1
Lindon, Utah 84042

Re:         Registration Statement on Form S-1 (File No. 333-196462)

Ladies and Gentlemen:

We have acted as counsel to Profire Energy, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the offer and sale by the Company of up to 4,500,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company (the “Primary Shares”) and (ii) the offer and sale by certain selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 675,000 shares of Common Stock, subject to the exercise of the underwriters’ over-allotment option (the “Secondary Shares”). The Registration Statement also relates to the issuance by the Company of up to an aggregate of 45,000 shares of Common Stock and the transfer by the Selling Stockholders of up to an aggregate of 6,750 shares of common stock, subject to the exercise of the underwriters’ over-allotment option, to the underwriters as part of the underwriters’ discounts and commissions (the “Underwriter Shares” and, together with the Primary Shares and the Secondary Shares, the “Shares”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and that the Primary Shares will be priced by the Pricing Committee established by the authorizing resolutions adopted by the Company’s Board of Directors in accordance with such resolutions. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1.	The Primary Shares, when issued, delivered and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

2.	The Secondary Shares have been validly issued and are fully paid and non-assessable.

3.	The Underwriter Shares, when issued and delivered as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the laws of the State of Nevada governing private corporations (i.e. Title 7, Chapter 78 of the Nevada Revised Statutes) and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP